Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT
-----------------------------


     We consent to the incorporation by reference in Registration Statement Nos. 33-85380, 33-88010, 33-90240 of Wickes Inc. and subsidiaries on Form S-8 of our report dated March 27, 2003, except for Note 10 as to which the date is April 4, 2003, and Notes 2, 20 and 21, as to which the date is November 17, 2003 (which report expresses an unqualified opinion and includes three explanatory paragraphs relating to: the Company's adoption of new Statements of Financial Accounting Standards; the Company's ability to continue as a going concern; and the restatement of the consolidated financial statements for each of the three years in the period ended December 28, 2002), appearing in the Annual Report on Form 10-K/A of Wickes Inc. and subsidiaries for the year ended December 28, 2002.



Chicago, Illinois
November 17, 2003